Exhibit 10(xxii)

ANADARKO PETROLEUM

CORPORATION

SAVINGS RESTORATION PLAN

(As Amended and Restated Effective January 1, 2007)

ANADARKO PETROLEUM CORPORATION

SAVINGS RESTORATION PLAN

(As Amended and Restated Effective January 1, 2007)

i

4.02	Pre-2005 Savings Restoration Plan Account	6
4.03	Post-2004 and Pre-2005 KMG Plan Benefits Accounts	6

ARTICLE V. HYPOTHETICAL INVESTMENT OPTIONS		7
5.01	Investment of Account in Investment Funds	7
5.02	No Warranties	8

ARTICLE VI. PAYMENT OF BENEFITS		8
6.01	Payment of Participant’s Account	8
6.02	Six-Month Delay	8
6.03	Vesting	9

ARTICLE VII. ADMINISTRATION		9
7.01	Administration by Committee	9
7.02	Administration of Plan	9
7.03	Action by Committee	9
7.04	Delegation	9
7.05	Reliance Upon Information	9
7.06	Rules of Conduct	10
7.07	Legal, Accounting, Clerical and Other Services	10
7.08	Indemnification	10
7.09	Claims Review Procedures	10
7.10	Finality of Determinations; Exhaustion of Remedies	13
7.11	Effect of Committee Action	13
7.12	Effect of Mistake	14

ARTICLE VIII. GENERAL PROVISIONS		14
8.01	Plan Amendment, Suspension and/or Termination	14
8.02	Plan Not an Employment Contract	15
8.03	Non-alienation of Benefits	15
8.04	Special Payment Situations	15
8.05	Spin-offs	16
8.06	Duty to Provide Data	16
8.07	Tax Consequences Not Guaranteed	17
8.08	Tax Withholding	17
8.09	Incompetency	17
8.10	Severability	17
8.11	Governing Law	17
8.12	Headings	18

ii

ANADARKO PETROLEUM CORPORATION

SAVINGS RESTORATION PLAN

ARTICLE I.

SCOPE OF PLAN

1.01 Background and Purpose. This “Anadarko Petroleum Corporation Savings Restoration Plan” (the “Plan”) was originally established by Anadarko Petroleum Corporation (the “Company”) effective as of January 1, 1995. The Company amended the Plan effective as of January 29, 1998, to add a change of control provision, and as of January 1, 2005, to reflect certain design changes thereto. The Plan has not since been amended.

Effective as of August 10, 2006, the Company acquired Kerr-McGee Corporation (“KMG”). KMG had previously sponsored the Kerr-McGee Corporation Benefits Restoration Plan (the “KMG Plan”). The KMG Plan provided benefits that were not payable to eligible employees under its qualified defined contribution plan and its qualified defined benefit pension plan due to benefit limitations under the Internal Revenue Code of 1986, as amended (the “Code”). Effective as of January 1, 2007, the Company, acting pursuant to authority granted under the KMG Plan, spun off and transferred from the KMG Plan the portion of the KMG Plan representing benefits attributable to eligible employees under its qualified defined contribution plan (the “KMG Plan Benefits”) and merged such portion of the KMG Plan with and into the Plan, with the Plan being the survivor.

The Company hereby amends and restates the Plan under the form of this document generally effective as of January 1, 2007 except as otherwise noted herein (hereafter, the term “Plan” shall refer to this plan document), primarily for the purposes of (i) incorporating changes required by Code Section 409A, effective as of January 1, 2005, (ii) designating certain amounts held under the Plan as being exempt from the requirements of Code Section 409A as effective January 1, 2005, (iii) incorporating provisions to reflect the spin-off and transfer of the KMG Plan Benefits into the Plan effective as of January 1, 2007, and (iv) incorporating certain other design changes into the Plan.

The Company intends that this amendment and restatement does not constitute a “material modification” within the meaning of such term under Code Section 409A with respect to (i) amounts held under the Plan prior to January 1, 2005 that qualify as exempt from Code Section 409A and (ii) all balances transferred to the Plan pursuant to the spin-off and transfer of the KMG Plan Benefits with and into the Plan effective as of January 1, 2007. To the extent that any amendments incorporated into this amended and restated Plan document are required for compliance with Code Section 409A as generally effective January 1, 2005, such amendments shall be effective as of January 1, 2005 or as of such other date that is required by Code Section 409A as provided herein.

With respect to Eligible Employees who receive allocations under the Plan as a result of exceeding the Code Limits (as defined herein) due to the application of Code Section 401(a)(17), the Plan is intended as an unfunded plan to be maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of such phrase for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as such it is intended that the Plan be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. The Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104-23, which provides for an alternative method of compliance for plans described in such regulation. With respect to Eligible Employees who are entitled to receive allocations under the Plan as a result of exceeding the Code Limits due to the application of Code Section 415, that portion of the Plan is intended to be an “excess benefit plan” within the meaning of such phrase for purposes of Sections 3(36) and 4(b)(5) of ERISA. Moreover, the Plan is intended to comply with the requirements of Code Section 409A for nonqualified deferred compensation plans to the extent applicable. The Plan is not intended to satisfy the tax qualification requirements of Code Section 401(a).

1.02 Sources of Payments. Benefits provided by the Plan constitute general obligations of the Company and shall at all times be subject to the claims of the general creditors of the Company, in accordance with the terms hereof. No amounts in respect of such benefits shall be set aside or held in trust, and no recipient of any benefits shall have any right to have the benefit paid out of any particular assets of the Company; provided, however, nothing herein shall be construed to prevent a transfer of funds to a grantor trust for the purpose of paying any benefits under the Plan.

Any grantor trust established by the Company for benefits under the Plan shall be subject to the claims of the Company’s general and unsecured creditors in the event that the Company becomes insolvent. The Company intends that any such grantor trust shall constitute an unfunded arrangement and thus not affect the status of the Plan as an unfunded plan that is maintained to provide deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

Benefits payable to Participants and their Beneficiaries under the Plan cannot be anticipated, assigned (either at law or in equity), alienated, pledged or encumbered, or subjected to attachment, levy, execution or other legal or equitable process.

ARTICLE II.

DEFINITIONS

The masculine gender when used in the Plan shall be deemed to include the feminine gender, and the single shall include the plural and vice versa, unless the context clearly indicates to the contrary. Where capitalized words and phrases appear in this Plan, they shall have the respective meanings set forth below.

2.01 Account. “Account” means, with respect to a Participant, all of the ledger accounts maintained by the Committee under the Plan to set out such Participant’s proportionate interest in the Plan. The following accounts shall be established for each Participant as applicable:

(a) Pre-2005 Savings Restoration Plan Account;

(b) Post-2004 Savings Restoration Plan Account;

(c) Pre-2005 KMG Plan Benefits Account; and

(d) Post-2004 KMG Plan Benefits Account.

2.02 Affiliate. “Affiliate” means:

(a) Any corporation other than the Company (i.e., either a subsidiary corporation or an affiliated or associated corporation of the Company), which together with the Company is a member of a “controlled group” of corporations pursuant to Code Section 414(b);

(b) Any organization with which the Company is under “common control” pursuant to Code Section 414(c);

(c) Any organization which together with the Company is an “affiliated service group” pursuant to Code Section 414(m); or

(d) Any foreign affiliate of the Company which is covered by an agreement under Code Section 3121(l) pursuant to Code Section 406(a).

2.03 Beneficiary. “Beneficiary” means the recipients of any benefit payable under the Plan in the event of such Participant’s death. The Participant shall not have the right to designate a beneficiary under the Plan; rather the Participant’s Beneficiary hereunder shall be the same as his designated beneficiary under the Savings Plan.

2.04 Board. “Board” means the then Board of Directors of the Company or any designated committee of the Board, such as the Compensation and Benefits Committee, that is duly authorized by the Board to act under the Plan.

2.05 Code. “Code means the Internal Revenue Code of 1986, as amended, and regulations and other authority issued thereunder by the appropriate governmental authority. References to any section of the Code or the regulations thereunder shall include reference to any successor section or provision of the Code or regulations, as applicable.

2.06 Code Limits. “Code Limits” means either a limitation imposed under Code Section 401(a)(17) or under Code Section 415 with respect to the amount of compensation or benefits which may be earned or taken into account, as applicable, under the Savings Plan.

2.07 Committee. “Committee” means the persons appointed by the Board to administer the Plan in accordance with Article VII.

2.08 Company. “Company” means Anadarko Petroleum Corporation, or any successor in interest thereto.

2.09 Company Stock. “Company Stock” means the common stock, par value $0.10, of the Company.

2.10 Contribution Rate. “Contribution Rate” means the combined before-tax and after-tax contribution rate that a Participant has elected under the Savings Plan.

2.11 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. References to any section of ERISA or the regulations thereunder shall include reference to any successor section of ERISA or regulations, as applicable.

2.12 Effective Date. “Effective Date” means January 1, 2007, the effective date of the amendment and restatement of the Plan.

2.13 Eligible Employee. “Eligible Employee” means any Employee who is currently participating in the Savings Plan and whose benefits under the Savings Plan are reduced or limited by the Code Limits and/or as a result of deferring compensation pursuant to any deferred compensation plan maintained by an Employer and designated by the Company as a deferred compensation plan for purposes of the Plan. Any Eligible Employee who exceeds the Code Limits due to the application of Code Section 401(a)(17) must be a member of a “select group of management or highly compensated employees” for purposes of Title I of ERISA, as determined by the Board or the Committee.

2.14 Employee. “Employee” means each person who is employed by one or more Employers, is on an Employer’s payroll and classified as a regular employee, and whose wages are subject to FICA tax withholding.

2.15 Employer. “Employer” means the Company and any Affiliate which adopts the Plan in accordance with its applicable provisions. The adopting Employers are listed in the Adopting Employers Appendix which is attached to the Plan, as such Appendix may be updated by the Committee from time to time without the need for a formal amendment to the Plan.

2.16 Fund. “Fund” means any mutual fund or any Company Stock fund designated by the Committee for the deemed investment of Account balances pursuant to Article V.

2.17 Investment Experience. “Investment Experience” means the hypothetical amounts credited (as earnings, gains or appreciation on any hypothetical investments in Funds or other permitted investment measures) or charged (as losses or depreciation on any such hypothetical investments) to the Participant’s Account balance pursuant to Article V.

2.18 Key Employee. “Key Employee” means an employee of an Employer who is treated as a “Specified Employee” under Code Section 409A(a)(2)(B)(i).

2.19 Participant. “Participant” means an Eligible Employee who meets the requirements to participate in the Plan in accordance with Article III.

2.20 Plan. “Plan” means the Anadarko Petroleum Corporation Savings Restoration Plan, as it may be amended from time to time.

2.21 Plan Year. “Plan Year” means the 12-month calendar year beginning on January 1st and ending on December 31st.

2.22 Post-2004 KMG Plan Benefits Account. “Post-2004 KMG Plan Benefits Account” means the separate account under the Participant’s Account as established pursuant to Section 4.03.

2.23 Post-2004 Savings Restoration Plan Account. “Post-2004 Savings Restoration Plan Account” means the separate account under the Participant’s Account as established pursuant to Section 4.01.

2.24 Pre-2005 KMG Plan Benefits Account. “Pre-2005 KMG Plan Benefits Account” means the separate account under the Participant’s Account as established pursuant to Section 4.03.

2.25 Pre-2005 Savings Restoration Plan Account. “Pre-2005 Savings Restoration Plan Account” means the separate account under the Participant’s Account as established pursuant to Section 4.02.

2.26 Savings Plan. “Savings Plan” means the Anadarko Employee Savings Plan, as it may be amended from time to time, which Savings Plan is intended to be a 401(k) plan that is qualified under Code Section 401(a).

2.27 Separation from Service. “Separation from Service” means a “separation from service” within the meaning of Code Section 409A.

2.28 Valuation Date. “Valuation Date” means the date on which a Participant’s Account balance is valued, which date shall be not less often than as of the last day of each calendar quarter during the Plan Year, as well as any interim date as determined by the Committee or Company in its discretion.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

Any Eligible Employee whose benefits under the Savings Plan are subject to the Code Limits shall be eligible to participate in the Plan; provided, however, an Eligible Employee may be a Participant only if (a) such Employee is participating in the Savings Plan and his compensation or benefits under the Savings Plan are limited by the Code Limits, and (b) the Committee determines that such Employee is an Eligible Employee who is a member of a select group of management or highly compensated employees of the Company or its Affiliates for purposes of Title I of ERISA.

ARTICLE IV.

AMOUNT OF BENEFITS

4.01 Post-2004 Savings Restoration Plan Account. Effective as of January 1, 2005, the Company shall establish a separate account under the Account for each affected Participant, entitled the “Post-2004 Savings Restoration Plan Account.” The Participant’s Post-2004 Savings Restoration Plan Account shall be credited with any amount of the Participant’s “Restoration Account” balance held under the Plan as of December 31, 2004 that was not vested as of December 31, 2004, as well as any contributions made on such Participant’s behalf on and after January 1, 2005.

With respect to each Plan Year beginning on and after January 1, 2005, the Committee shall credit to the Participant’s Post-2004 Savings Restoration Plan Account an amount equal to the excess, if any, of (a) over (b), where:

(a) equals the Company Matching Contributions which would have been allocated to such Participant’s account under the Savings Plan if the Savings Plan had been administered without regard to (i) the Code Limits and (ii) any elective salary and/or bonus compensation arrangement maintained by an Employer which has been designated by the Company as a deferred compensation plan for purposes of the Plan; and

(b) equals the amount of Company Matching Contributions which were in fact allocated for such Plan Year to the account of such Participant under the Savings Plan (without regard to earnings thereon).

In determining the amount to be credited to a Participant’s Post-2004 Savings Restoration Plan Account for any Plan Year, the following rules are applicable:

(x) the Participant shall only be entitled to allocations to his Post-2004 Savings Restoration Plan Account if he was making elective contributions to the Savings Plan for such Plan Year;

(y) the Participant’s Contribution Rate at the time the Code Limits are reached shall be the rate the Plan utilizes to determine the Participant’s benefit under the Plan; and

(z) the Participant’s compensation shall be deemed to be his “Base Compensation” as determined under the Savings Plan, but without regard to the dollar limit under Code Section 401(a)(17) as in effect for the Plan Year.

4.02 Pre-2005 Savings Restoration Plan Account. Effective as of January 1, 2005, the Company shall establish for each affected Participant a separate account under the Account, entitled the “Pre-2005 Savings Restoration Plan Account”. The Company shall credit to the Pre-2005 Savings Restoration Plan Account the total value of the Participant’s account balance held under the Plan as of December 31, 2004, and such Account shall share in allocated Investment Experience after such date. The Participant’s Pre-2005 Savings Restoration Plan Account is intended by the Company to be credited only with amounts that are considered to be “earned and vested” not later than December 31, 2004, within the meaning of Code Section 409A, and thus not subject to Section 409A. No additional contributions shall be made to the Participant’s Pre-2005 Savings Restoration Plan Account after December 31, 2004.

4.03 Post-2004 and Pre-2005 KMG Plan Benefits Accounts. With respect to benefits spun-off from the KMG Plan, the Company shall establish two separate accounts for each affected Participant, one entitled the “Post-2004 KMG Plan Benefits Account” and the other entitled the “Pre-2005 KMG Plan Benefits Account.” The Pre-2005 KMG Plan Benefits Account shall include the total value of the Participant’s KMG Plan Benefits held under the KMG Plan as of December 31, 2004, including allocable Investment Experience thereon after December 31, 2004. The Post-2004 KMG Plan Benefits Account shall include the total value of the Participant’s KMG Plan Benefits with respect to contributions made on the Participant’s behalf on and after January 1, 2005 and until January 1, 2007, including allocable Investment Experience thereon. The Participant’s Pre-2005 KMG Plan Benefits Account is intended by the Company to be credited only with amounts that are considered to be “earned and vested” not later than December 31, 2004, within the meaning of Code Section 409A, and thus not subject to Section 409A. To the extent that the amount of a Participant’s KMG Plan Benefits would not have been considered “earned and vested” as of December 31, 2004, such amount shall be considered part of the Participant’s Post-2004 KMG Plan Benefits Account. Any benefits accrued on and after January 1, 2007 for a Participant who was participating in the KMG Plan as of December 31, 2006, shall be credited to such Participant’s Post-2004 Savings Restoration Plan Account in accordance with the methodology established in Section 4.01.

ARTICLE V.

HYPOTHETICAL INVESTMENT OPTIONS

5.01 Investment of Account in Investment Funds. The Committee, in its discretion, may permit all Participants to request that their entire Account balances (vested and unvested) be invested in any one or a combination of Funds which have been selected and designated by the Committee as being available for hypothetical investments under the Plan. If a Participant does not elect to invest all or any portion of his Account balance in Funds, the portion of such Account balance that is not directed by the Participant for investment shall automatically be deemed to be invested in the default Fund investment option selected by the Committee. All investments hereunder shall be considered assets of the Company, and the Participant shall remain subject to all applicable provisions of the Plan including, without limitation, Section 1.02.

The Investment Experience posted and credited to each Participant’s Account shall be based solely on the Investment Experience of the actual Funds in which the Participant’s Account balance is deemed to be invested. Investment Experience shall be promptly posted and credited to the Participant’s Account by the Company as of each Valuation Date.

As authorized by the Committee, each Participant shall have the right to elect hypothetical investments of his Account balance. The Committee (or its delegate) shall prescribe such procedures as it considers necessary to direct the deemed investment of the Participants’ Account balances. Each Participant’s Account shall be credited or debited with the increase or decrease in the realizable net asset value of the designated Funds in which such Account balance is deemed to be invested.

Subject to such limitations as may from time to time be required by law, imposed by the Committee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, each Participant may communicate requests regarding the deemed investment of his Account balance between and among the designated Funds. Investment directions shall designate the percentage (in any whole percent multiples) of the Participant’s Account balance that is requested for investment in such Funds, subject to the following rules:

(a) All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the Participant’s then-effective investment direction. As of the effective date of any accepted new investment request, the Participant’s Account balance at that date shall be reallocated among the designated Funds according to the percentages specified in the new investment request unless and until a subsequent investment request becomes effective.

(b) If the Committee (or its delegate) receives an initial or revised investment request that it deems to be incomplete, unclear, or improper, the Participant’s investment request then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have invested in the designated Fund that is a money market mutual fund), unless the Committee (or its delegate) permits the application of corrective action prior thereto.

(c) If the Committee (or its delegate) possesses at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have requested that the undesignated portion of his Account balance be deemed for investment in the designated Fund that is a money market mutual fund.

(d) Each Participant, as a condition to his participation in the Plan, agrees to indemnify and hold harmless the Company and the Committee, and their representatives, delegates and agents, from and against any investment losses or damages of any kind relating to, or arising out of, the deemed investment of the Participant’s Account balance under the Plan.

No assurances are provided by any person or entity that any investment results will be favorable and, as with most investments, there is a risk of loss. All investment earnings or losses resulting from the Participant’s deemed investments shall be periodically posted to his Account by the Company as allocable Investment Experience.

5.02 No Warranties. The Board, Committee, Employer and officers of the Employer do not warrant or represent in any respect that the value of any Participant’s Account will increase and not decrease. Each Participant assumes all related investment risk in connection with any change in value.

ARTICLE VI.

PAYMENT OF BENEFITS

6.01 Payment of Participant’s Account. Payment of any Participant’s Account balance shall be made at one time (in the form of a lump-sum payment) within ninety (90) days following the Participant’s Separation from Service.

6.02 Six-Month Delay. Notwithstanding any provision herein to the contrary, distributions with respect to the portion of a Key Employee’s Post-2004 Savings Restoration Plan Account and Post-2004 KMG Plan Benefits Account shall not be made to a Key Employee upon his Separation from Service before the date which is six months after the date of such Separation from Service (or, if earlier, the date of death of the Key Employee).

6.03 Vesting. A Participant shall be 100% vested in his entire Account at all times.

ARTICLE VII.

ADMINISTRATION

7.01 Administration by Committee. The Committee shall, unless otherwise determined by the Board, administer the Plan and its operations. The Committee shall be the “plan administrator” with respect to the Plan.

The Committee shall be comprised of such officers or other Employees as chosen by the Board to constitute the Committee. Each member of the Committee shall serve at the discretion of the Board, and the Board may remove or replace a member of the Committee at any time pursuant to procedures established by the Board. A member of the Committee may also be a Participant; provided, however, such member shall not vote or otherwise act on any matter relating solely to himself.

The members of the Committee shall not receive any special compensation for serving in their capacities as members, but shall be reimbursed by the Company for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof.

7.02 Administration of Plan. The Committee shall operate, administer, interpret, construe and construct the Plan, including correcting any defect, supplying any omission or reconciling any inconsistency. The Committee shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact. The determination of the Committee as to the proper interpretation, construction, or application of any term or provision of the Plan shall be final, binding, and conclusive with respect to all interested persons.

7.03 Action by Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting at which a quorum is present shall decide any question brought before the meeting and shall be the act of the Committee. In addition, the Committee may take any other action otherwise proper under the Plan by an affirmative vote, taken without a meeting, of a majority of its members.

7.04 Delegation. The Committee may, in its discretion, delegate one or more of its duties to its designated agents including, without limitation, to Employees.

7.05 Reliance Upon Information. No member of the Committee shall be liable for any decision, action, omission, or mistake in judgment, provided that he acted in good faith in connection with administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee in reasonable reliance upon any information supplied to it by the Board, any Employee, the Employer, the Employer’s legal counsel, or the Employer’s independent accountants, shall be deemed to have been taken in good faith.

The Committee may consult with legal counsel, who may be counsel for the Employer or other counsel, with respect to its obligations or duties hereunder, or with respect to any action, proceeding or question at law, and shall not be liable with respect to any action taken, or omitted, in good faith pursuant to the advice of such counsel.

7.06 Rules of Conduct. The Committee shall adopt such rules for the conduct of its business and the administration of the Plan as it considers desirable, provided they do not conflict with the provisions of the Plan.

7.07 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more of its members or any agent to act on its behalf, and may contract for legal, accounting, clerical and other services to effectuate its duties under the Plan. The Committee shall keep records reflecting its administration of the Plan, which shall be subject to review or audit by the Company at any time. The Company shall pay all the expenses of the Committee and the other expenses of administering the Plan.

7.08 Indemnification. The officers and directors of the Company, the members of the Committee, and any Employees who have been assigned duties hereunder regarding administration of the Plan, shall each be indemnified and held harmless by the Company from and against (a) any and all losses, costs, liabilities, or expenses (including reasonable attorney’s fees) that may be imposed upon or reasonably incurred by any such person in connection with, or resulting from, any claim, action, suit, or other proceeding to which he is or may be a party, or in which he is or may otherwise be involved, by reason of any action or failure to act under the Plan, and (b) any and all amounts paid by such person in settlement with the Company’s written approval, or paid in satisfaction of a judgment in any such action, suit, or other proceeding; provided, however, the foregoing indemnification provisions shall not be applicable to any indemnified person if the loss, cost, liability, or expense is due to such person’s fraud, gross negligence or willful misconduct.

7.09 Claims Review Procedures

(a) Filing a Claim. A Participant or his authorized representative hereafter “Claimant”) may file a claim for benefits under the Plan by filing a written claim, identified as a claim for benefits, with the Committee. In addition, the Committee may treat any writing or other communication received by it as a claim for benefits, even if the writing or communication is not identified as a claim for benefits.

(b) Acknowledgement of Receipt of Claim. The Committee will send the Claimant a letter acknowledging the receipt of any communication that it treats as a claim for benefits. If the Claimant fails to receive such an acknowledgement within 60 days after making a claim, the Claimant should contact the Committee to determine whether the claim has been received and identified as a claim for benefits.

(c) Approval of Claim. A claim is considered approved only if its approval is communicated in writing to a Claimant. If a Claimant does not receive a response to a claim for benefits within the applicable time period, the Claimant may proceed with an appeal under the procedures described in Section 7.09(e).

(d) Denial of Claim. If a claim is denied in whole or in part, the Committee will notify the Claimant of its decision by written notice, in a manner calculated to be understood by the Claimant.

(1) Timing of Notice. The notice of denial must be given within 90 days after the claim is received by the Committee. If special circumstances (such as a hearing) require a longer period, the Claimant will be notified in writing, before the expiration of the 90-day period, of the expected decision date and the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after expiration of the initial 90-day period.

(2) Content of Notice. The notice will set forth:

(A) the specific reasons for the denial of the claim;

(B) a reference to specific provisions of the Plan on which the denial is based;

(C) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(D) an explanation of the procedure for review of the denied or partially denied claim, including the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(e) Request for Review of Denial. Upon denial of a claim in whole or in part, a Claimant has the right to submit a written request to the Committee for a full and fair review of the denied claim, and upon request and free of charge, to reasonable access and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits and may submit issues and comments in writing.

(1) Scope of Review. The review takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(2) Timing of Request for Review. A request for review of a claim must be submitted within 60 days of receipt by the Claimant of written notice of the denial of the claim (or, if the Claimant has not received a response to the initial claim, within 150 days of the filing of the initial claim). If the Claimant fails to file a request for review within 60 days of the denial notification (or deemed denial after 150 days), the claim under the Plan is forever abandoned and the Claimant is precluded from reasserting it.

(3) Contents of Request for Review. If the Claimant files a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(f) Denial Upon Review.

(1) Timing of Denial Notice. The Committee must render its decision on the review of the claim no more than 60 days after the Committee’s receipt of the request for review, except that this period may be extended for an additional 60 days if the Committee determines that special circumstances (such as a hearing) require such extension. If an extension of time is required, written notice of the expected decision date and the reasons for the extension will be furnished to the Claimant before the end of the initial 60-day period.

(2) Contents of Denial. If the Committee issues a negative decision, it shall provide a prompt written decision to the Claimant setting forth:

(A) the specific reason or reasons for the adverse determination;

(B) a reference to specific Plan provisions on which the adverse determination was made;

(C) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(D) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(3) Authority of Committee. To the extent of its responsibility to review the denial of benefit claims, the Committee has full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Committee is final and binding upon any and all Claimants and any person making a claim through or under them.

(g) Limits on Right to Judicial Review. A Claimant must follow the claims procedures described by this Section 7.09 before taking action in any other forum regarding a claim for benefits under the Plan. Any lawsuit or other legal action that is initiated by a Claimant under the Plan must be brought by the Claimant no later than one (1) year following a final decision on the claim for benefits under these claims procedures. The one-year statute of limitations on causes of action for benefits applies in any forum where a Claimant initiates such action. If a civil action is not filed within this period, the Claimant’s benefit claim is deemed permanently waived and abandoned.

(h) Other Claims. Any other claims that arise under or in connection with the Plan, even though not claims for benefits, must be filed with the Committee and are considered in accordance with the claims and appeals procedures in this Section 7.09.

7.10 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7.09 shall be final and binding on all Claimants and other interested persons and entities. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his remedies under Section 7.09. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedures under Section 7.09. Any claims which the Claimant does not in good faith pursue though the review stage of these procedures shall be treated as having been irrevocably waived. Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based only on the evidence and theories that the Claimant presented during the claims procedure.

7.11 Effect of Committee Action. The Plan shall be interpreted by the Committee in accordance with its terms and provisions. The Committee has the reserved discretion under the Plan to make any findings of fact it deems necessary or appropriate in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate in its sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for the Board’s approval, may amend the Plan retroactively to cure any such ambiguity as deemed necessary or appropriate by the Committee. This Section 7.11 may not be invoked by any Claimant or other person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee shall be final and binding upon all Claimants and other persons claiming any interest in or under the Plan.

7.12 Effect of Mistake. If, in the sole opinion of the Committee, a mistake occurred affecting (a) the eligibility of an Eligible Employee or a Participant or (b) the amount of benefit payments to, or on behalf of, a Participant or Claimant, the Committee shall, to the extent it deems appropriate and practicable, cause an adjustment to be made to correct such mistake.

ARTICLE VIII.

GENERAL PROVISIONS

8.01 Plan Amendment, Suspension and/or Termination. The Board may, in its discretion, from time to time, amend, suspend or terminate in whole or in part, and if terminated, reinstate any or all of the provisions of the Plan, except that no amendment, suspension or termination may apply so as to decrease the payment to any Participant (or Beneficiary) of any benefit under this Plan accrued prior to the effective date of such amendment, suspension or termination. The Committee may amend the Plan as prescribed in Section 7.11.

Upon termination of the Plan, distribution of benefits shall be made to Participants and Beneficiaries in the manner and at the time described in the Plan, unless one of the following termination events occurs, in which case, all such amounts shall be distributed in a lump sum upon termination, or upon the earliest date allowable under Code Section 409A: (1) the Company’s termination and liquidation of the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); (2) the Company’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the 30 days preceding or 12 months following a change in control event (within the meaning of Code Section 409A), provided that all agreements, methods, programs, and other arrangements sponsored by the Company that are aggregated under Code Section 409A are terminated and liquidated with respect to each Participant that experiences the change in control event; or (3) the Company’s termination and liquidation of the Plan, provided that (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (b) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements sponsored by the Company that are terminated and liquidated, (c) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would have been payable absent the termination and liquidation, (d) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan, and (e) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

8.02 Plan Not an Employment Contract. The Plan is strictly a voluntary undertaking on the part of the Company and does not constitute a contract of employment between the Company or its Affiliates and any Eligible Employee, or consideration for, or an inducement or condition of, the employment of an Eligible Employee. Nothing contained in the Plan shall give any Eligible Employee the right to be retained in the service of the Company or its Affiliates or to interfere with or restrict the right of the Company or its Affiliates, which is hereby expressly reserved, to discharge or retire any Eligible Employee at any time for any reason not prohibited by law, without the Company or its Affiliates being required to show cause for the termination. Participation in the Plan shall not give any Eligible Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Eligible Employees, Participants or Beneficiaries.

8.03 Non-alienation of Benefits. Except as provided in this Section 8.03 and to the extent permitted by law, benefits payable under the Plan shall not, without the Committee’s prior consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. An unauthorized attempt to charge or otherwise dispose of any right to benefits hereunder shall be subject to seizure by legal process resulting from any attempt by creditors of, or claimants against, any Participant (or Beneficiary), or any person claiming under or through the foregoing, to attach any Account balance under the Plan. Notwithstanding the foregoing, the anti-alienation restrictions of this Section 8.03 shall not apply to “qualified domestic relations order” (“QDRO”) as described in Code Section 414(p). The Committee shall establish procedures to determine whether domestic relations orders submitted to the Committee are QDROs and to administer distributions under any valid QDROs. Nothing in this Section 8.03 shall preclude the Company or its Affiliates from withholding from amounts payable to a Participant or his Beneficiary under the Plan any amount that the Participant owes to the Company or its Affiliates, regardless of whether such amount is related to the Plan.

8.04 Special Payment Situations. The following provisions shall apply to the extent permitted under Code Section 409A.

(a) Missing Participant or Beneficiary. Payment of benefits to the person entitled thereto may be sent by first class mail, address correction requested, to the last known address on file with the Committee. If, within two months from the date of issuance of the payment, the payment letter cannot be delivered to the person entitled thereto or the payment has not been negotiated, the payment shall be treated as forfeited. However, if the person to whom the benefit became payable subsequently appears and identifies himself to the satisfaction of the Committee, the amount forfeited (without earnings thereon) shall be distributed to the person entitled thereto. The right of any person to restoration of a benefit which was forfeited pursuant to this Section 8.04(a) shall cease upon termination of the Plan.

(b) Private Investigators. If the Committee retains a private investigator or other person or service to assist in locating a missing person, all costs incurred for such services shall be charged against the benefit to which the missing person was believed to be entitled and the benefit shall be reduced by the amount of the costs incurred, except as the Committee may otherwise direct in his discretion.

(c) Delayed Payment. Payments to Participants or Beneficiaries may be postponed by the Committee until any anticipated taxes, expenses, or amounts to be paid under a qualified domestic relations order, have been paid in full or until it is determined that such charges will not be imposed. A payment to a Participant or Beneficiary may also be delayed in the event payment might defeat an adverse potential or asserted claim by some other person to the payment. The cost incurred by the Company in dealing with any such adverse claim shall be charged against the benefit to which the claim relates, except as the Committee may otherwise direct in its discretion.

8.05 Spin-offs. If a Participant ceases to be employed by the Company or its Affiliates because of the disposition by the Company or its Affiliates of its interest in a subsidiary, plant, facility or other business unit, or if an entity which employs a Participant ceases to be an Affiliate, such Participant’s employment shall be considered terminated for all Plan purposes. To the extent permitted under Code Section 409A, this Section 8.05 shall not apply to the extent it is overridden by any contrary or inconsistent provision in the applicable sales documents (or any related documents), whether adopted before or after the sale, as determined by the Committee in its discretion and, if so determined, any such contrary or inconsistent provision shall instead apply and be incorporated into the Plan by this reference.

8.06 Duty to Provide Data.

(a) Data Requests. Every person with an interest in the Plan or claiming benefits under the Plan shall furnish the Committee, on a timely and accurate basis, with such documents, evidence or information as it considers necessary or desirable for the purpose of administering the Plan. The Committee may postpone payment of benefits (without accrual of any interest or other earnings) until such information and such documents have been furnished.

(b) Addresses. Every person claiming a benefit under the Plan shall give written notice to the Committee of his post office address and each change of post office address. Any communication, statement or notice addressed to such a person at his latest post office address as filed with the Committee will, on deposit in the United States mail with postage prepaid, be as binding upon such person for all purposes of the Plan as if it had been received, regardless of whether it is actually received or it is alleged not to have been received. If a person fails to give notice of his correct address, the Committee, the Company and its Affiliates shall not be obliged to search for, or to ascertain, his whereabouts.

(c) Failure to Comply. If benefits which are otherwise currently payable cannot be paid to the person entitled to the benefits because the individual has failed to comply with this Section 8.06 or any other Plan provision relating to his claim for benefits, any unpaid past due amount shall be forfeited on the individual’s death or presumed death.

8.07 Tax Consequences Not Guaranteed. The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Employer shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event benefits are cancelled as permitted under Section 8.01, or accelerated due to change in Plan design or funding, e.g., establishment of a “secular trust.”

8.08 Tax Withholding. The Company or other payor shall withhold from a benefit payment under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment, and may withhold such sum as the payor may reasonably estimate as necessary to cover any taxes for which the Employer may be liable or which it determines may be assessed with regard to such payment.

8.09 Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in an acceptable form and manner, that such person is incompetent and a guardian or other person legally vested with the care of his estate has been appointed. If the Committee finds that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of any disability or infirmity and no legal guardian of such person’s estate has been appointed, any payment due may be paid to the spouse, a child, a parent, a sibling, or to any other person or entity deemed by the Committee to have incurred expense for such person otherwise entitled to payment. Any such payment shall be a complete discharge of any liability under the Plan to the full extent of such payment. If a guardian of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, then benefit payments may be made to such guardian provided that proper proof of appointment and qualification is furnished in such form and manner as acceptable to the Committee. Any such payment shall be a complete discharge of any liability therefor under the Plan.

8.10 Severability. If any provision of the Plan is held invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision was not contained. The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

8.11 Governing Law. This Plan is subject to ERISA, but is exempt from most parts of ERISA since it is an unfunded, deferred compensation plan, that is maintained for a select group of management or highly compensated employees for purposes of Title I of ERISA. In no event shall any references to ERISA in the Plan be construed to mean that the Plan is subject to any particular provisions of ERISA. The Plan shall be governed and construed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except to the extent such laws are preempted by ERISA or other applicable federal law.

8.12 Headings. The headings of Articles and Sections herein are included solely for convenience of reference, and, if there is any conflict between such headings and the text of the Plan, the text shall control and govern.

[Signature page follows.]

IN WITNESS WHEREOF, Anadarko Petroleum Corporation has caused this amended and restated Plan to be adopted and executed by its duly authorized officer, on this 3rd day of November, 2008.

ATTEST:		ANADARKO PETROLEUM CORPORATION

By:	/s/ Lynn Moffett	By:	/s/ Robert G. Gwin
Name:	Lynn Moffett	Name:	Robert G. Gwin
Title:	HR Advisor	Title:	Senior Vice President

ADOPTING EMPLOYERS APPENDIX

Effective as of January 1, 2007, the Company and the following subsidiaries of the Company have adopted the Plan as Employers thereunder:

Kerr-McGee Corporation

Western Gas Resources, Inc.